Execution Version

INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

C O N F I D E N T I A L

MUTUAL GROWTH INCENTIVE AGREEMENT

between

AMERICAN AIRLINES, INC.

and

JETBLUE AIRWAYS CORPORATION

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MUTUAL GROWTH INCENTIVE AGREEMENT
This MUTUAL GROWTH INCENTIVE AGREEMENT (“MGIA” or “Agreement”), dated as of July 15, 2020 (the “Effective Date”), is made by and between
American Airlines, Inc., a corporation organized under the laws of the State of Delaware, having its principal office at 1 Skyview Drive, Fort Worth, Texas 76155, United States of America (“American”); and
JetBlue Airways Corporation, a corporation organized under the laws of Delaware, having its principal office at 27-01 Queens Plaza North, Long Island City, New York 11101, United States of America (“JetBlue”).
American and JetBlue may each be referred to as a “Party” and may collectively be referred to as the “Parties.”
RECITALS
1.American and JetBlue are entering into a Northeast Alliance Agreement on the same date as this Agreement (together with any amendments or successor agreements, the “NEA Agreement”).
2.Section 2.3 of the NEA Agreement contemplates that the Parties will enter into this Agreement as of the Effective Date to incentivize optimization and expansion of each Party’s network for the purpose of increasing consumer benefits pursuant to the goals of the NEA.
NOW THEREFORE, in consideration of the mutual covenants and promises in this Agreement, the Parties hereby agree as follows:
1DEFINITIONS, EFFECTIVENESS AND SUPREMACY

1.1	Definitions. Terms with their initial letters capitalized have the meanings set forth in Appendix 1 unless they are defined in the body of this Agreement or in the body of other appendices.

1.2
Implementation of this Agreement. While this Agreement will become effective on the Effective Date, the Parties acknowledge that this Agreement and other elements of the NEA may require the Parties to provide notice to a Competent Authority and may be subject to regulatory review or further government inquiry. The Parties agree that they may be unable to fully implement the NEA and therefore this Agreement until each Party in its reasonable judgment believes such regulatory review or further government inquiry by a Competent Authority regarding the NEA and this Agreement has been completed. Pursuant to Sections 1.3 and 1.4 of the NEA Agreement, upon the Parties’ mutual determination that implementation of the NEA would not entail unreasonable regulatory or litigation conditions or risks, the “Implementation Date” as defined in the NEA Agreement will be the “Implementation Date” for this Agreement. The Parties will act in good faith to undertake within 30 days following the Implementation Date the activities indicated in this Agreement.

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1.3
Supremacy of this Agreement. This Agreement shall take precedence over any provisions of the NEA Agreement, the Codeshare Agreement and the Frequent Flyer Program Agreements that are inconsistent with regard to the specific subject matter of this Agreement.

1.4
Worked Examples. Appendix 4 contains worked examples of the calculations described below and in Appendix 2. These worked examples are for illustrative purposes only. To the extent that there is any conflict between the worked examples in Appendix 4 and any formulae, calculations or other terms of this Agreement, including any other Appendices, such other formulae, calculations and terms shall supersede the worked examples.

2    MUTUAL GROWTH INCENTIVE PAYMENT ARRANGEMENTS

2.1	Mutual Growth Incentive Payment Arrangements. The Mutual Growth Incentive Payments will be calculated using the formulas set forth in this Article 2
[***]
Review of Base Period Data. Each Party will cause its independent public accountant to complete a review of the application of the NEA Standard Accounting Principles to its Base Period Data for the purposes of issuing an opinion that its Base Period Data has been calculated in accordance with this Agreement, including the NEA Standard Accounting Principles. For the avoidance of doubt, no review will begin until the NEA Standard Accounting Principles are completed and agreed upon by the Parties. Each Party will ensure that such review is completed and an opinion issued as soon as reasonably practicable and in any event no later than twelve months after the Base Period. If any Party’s accountant review reveals a variance in its Base Period Data, the Parties will review and discuss the reason for the variances and such Party will correct and restate its Base Period Revenue Amount to conform with the accountant review results and the NEA Standard Accounting Principles, which will have a follow-on effect on calculations of Attributed Proportion, as well as on any affected Mutual Growth Incentive Payments. If any other airline later becomes an Affiliate or a Franchisee of a Party and operates Scheduled Passenger Services on one or more NEA Routes, the Base Period Data of that airline will be audited at the appropriate time in a manner consistent with the audit undertaken pursuant to this Section 2.12, with the same remediation processes as set forth herein.
3    CERTAIN OTHER PAYMENTS
The Parties agree that, in addition to Mutual Growth Incentive Payment Arrangements pursuant to Article 2, certain other deposits and payments shall be made by the Parties hereunder in connection with Carrier Surcharges.

3.1
Carrier Surcharge Remittance. Where a Party acts as a Ticketing Carrier with respect to the Services of an Operating Carrier (the “Operating Carrier Services”), the Ticketing Carrier will collect any Carrier Surcharges for the Operating Carrier Services on behalf of the Operating Carrier and shall remit to the Operating Carrier any Carrier Surcharges applicable to an uplifted flight coupon for the Operating Carrier Services that are attributable to the Operating Carrier in accordance with the methodologies and procedures described in the

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NEA Accounting Manual. Carrier Surcharges will be remitted at least monthly at a time and frequency to be agreed by the Parties. Carrier Surcharges do not include government taxes or fees that are remitted to third Parties such as airports. The Parties intend and agree that the NEA Accounting Manual will include, among other items or procedures relating to Carrier Surcharges, the items specifically listed below in Sections 3.1.1 to 3.1.3. Notwithstanding the above, any Carrier Surcharges applicable to any tickets issued pursuant to a Frequent Flyer Agreement shall be dealt with in accordance with the provisions of such Frequent Flyer Agreement.

3.1.1	For sector-based Carrier Surcharges, the Ticketing Carrier will remit to the Operating Carrier the Carrier Surcharges actually collected for the sectors included in the Operating Carrier Services.

3.1.2
For Carrier Surcharges based on the origin and destination (“O&D”) of the applicable flight, the Parties will establish a process to be mutually agreed that will determine the proration of Carrier Surcharges. The Ticketing Carrier will then remit to the Operating Carrier the agreed-upon prorated proportion of the applicable Carrier Surcharges for the sectors included in the Operating Carrier Services.

3.1.3
For the avoidance of doubt, for purposes of Mutual Growth Incentive Payment Arrangements under Article 2, Carrier Surcharges collected by a Ticketing Carrier and remitted to the Operating Carrier that are attributable to the Operating Carrier Services that are: [***].

4    QUARTERLY AND ANNUAL PROCEDURES FOR THE CALCULATION AND AUDIT OF MUTUAL GROWTH INCENTIVE PAYMENT ARRANGEMENTS

4.1	Quarterly Procedures for Calculation of Carrier Reporting Items and Final Calculations.

4.1.1
Periodic Revenue Statement. Within [***]after the end of each quarterly Accounting Period or [***]after the end of the final quarterly Accounting Period for each Year, as applicable, each Party agrees to prepare, or cause to be prepared, and deliver to the other Party a preliminary report (a Party’s “Periodic Revenue Statement”) containing its Carrier Reporting Items for such Accounting Period, in the currencies for each line item specified in Appendix 2 in a format to be mutually agreed by the Parties. The Carrier Reporting Items shall include any adjustments to amounts reported in a previous Accounting Period as a result of such adjusted amounts becoming available in the ordinary course in accordance with the NEA Standard Accounting Principles. Any such adjusted amounts shall reflect the IATA Exchange Rate effective at the date of conversion in accordance with Appendix 2. The Periodic Revenue Statement will contain explanations of material trends or changes, such as any material customer policy changes or similar developments that occurred during the applicable Accounting Period. The Carrier Reporting Items set forth in the first Periodic Revenue Statement include, to the extent applicable, the Carrier Reporting Items applicable to any Scheduled Passenger Services of the Parties on all NEA Routes.

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4.1.2
Reporting of Periodic Final Calculations. Following review by each Party of the other Party’s Periodic Revenue Statements, but in any event by no later than [***]following the end of each quarterly Accounting Period, each Party shall prepare, or cause to be prepared, and deliver to the other Party the final calculations of its Carrier Reporting Items for that Accounting Period (the “Periodic Final Calculations”) in an updated Periodic Revenue Statement, marked to show any changes from such Party’s initial Periodic Revenue Statement for that Accounting Period, including an explanation of any material variances from such Party’s initial Periodic Revenue Statement.

4.1.3
Final Determination of Relevant Amounts. Subject to the provisions of Section 4.7, each Party’s Periodic Mutual Growth Incentive Payment for a quarterly Accounting Period shall be calculated based on the Periodic Final Calculations of each Party. If the Parties are then in a good faith dispute regarding their respective Periodic Final Calculations for that Accounting Period, they shall each make any Periodic Mutual Growth Incentive Payment that they in good faith believe is required and seek to resolve their dispute regarding the disputed portion as soon as possible thereafter.

4.2
Periodic Mutual Growth Incentive Payments. Upon completion of the calculation process outlined in Section 4.1 for each quarterly Accounting Period, each Party agrees to pay the other Party [***] Where the result of the foregoing is a positive number, the paying Party shall pay the receiving Party the Periodic Mutual Growth Incentive Payment. Where the result of the foregoing is a negative number, the paying Party shall pay the receiving Party the positive value of the negative number. Each Party agrees to make any payments required by this Section 4.2 through the Airlines Clearing House in accordance with its procedures, within [***]following the end of the applicable Accounting Period.

4.3
Periodic Correcting Payments. Without limiting Section 4.7, if during any Year, before the Final Mutual Growth Incentive Payment is determined pursuant to Section 4.4, the Parties determine that prior Periodic Mutual Growth Incentive Payments within that Year were not calculated in accordance with this Agreement or the NEA Standard Accounting Principles, then, the next Periodic Mutual Growth Incentive Payment shall be adjusted accordingly.

4.4	Annual Procedures for Calculation of Carrier Reporting Items and Final Calculations.

4.4.1	Annual Revenue Statement. Each Party’s final Periodic Revenue Statement for each Year will also serve as its “Annual Revenue Statement” for purposes of this Section 4.4.

4.4.2
Review of Annual Revenue Statements. Each Party shall instruct its external auditors to carry out and complete an agreed-upon procedures review, or other review as agreed between the Parties, of its Annual Revenue Statement for the purposes of issuing, within [***]after receipt of the other Party’s Annual Revenue Statement, a report of factual findings to confirm whether the Included Revenue, Included Costs and Capacity for that Year have been calculated in accordance with the terms of this Agreement and the NEA Standard Accounting Principles (“Annual Auditor

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Report”). Each Party agrees to provide its Annual Auditor Report to the other Party following receipt of the same by its auditors. If, as a result of the agreed procedures review, a Party’s auditors notify that Party in writing that they are unable to issue the Annual Auditor Report or that adjustments are required (and specifying, where possible, the adjustments required) to be made to that Party’s Included Revenue, Included Costs and Capacity for the relevant Year in order to issue the Annual Auditor Report, then each Party agrees to discuss with its auditors the basis upon which any conclusion is to be issued in place of the Annual Auditor Report or such adjustments, as the case may be, in each case in good faith. Following determination of each Party’s respective Carrier Reporting Items, each Party shall instruct its auditors to issue the Annual Auditor Report, if they have not already done so, and each Party’s respective Carrier Reporting Items for the relevant Year shall be amended accordingly. No separate Annual Auditor Report is required for Year One if it is less than six months in which case it will be included in the Annual Auditor Report for the Base Period.

4.4.3
Reporting of Annual Final Calculations. Each Party agrees to prepare, or cause to be prepared, and deliver to the other Party within [***]following each Party’s receipt of its Annual Auditor Report, the final calculations of its Carrier Reporting Items for that Year, which reflect the findings of the Annual Auditor Report (the “Annual Final Calculations”). Each Party agrees to present its Annual Final Calculations in an updated Annual Revenue Statement, marked to show any changes from such Party’s initial Annual Revenue Statement for that Year, including an explanation of any material variances from such Party’s initial Annual Revenue Statement.

4.4.4
Objections to Annual Final Calculations. Within [***]after the receipt of the other Party’s Annual Auditor Report, each Party will complete its review of the other Party’s Annual Final Calculations and notify the other Party in writing regarding any aspect of such Party’s Annual Final Calculations that it believes may not have been prepared in accordance with this Agreement or the NEA Standard Accounting Principles (or if based on estimates, any aspect it believes may not have been reasonably estimated) and specifying the changes proposed to be made in order for such Annual Final Calculations to be viewed as conforming to this Agreement and the NEA Standard Accounting Principles. The other Party shall then have [***]after the receipt of such objection to review and to respond to the objection.

4.4.5
Final Determination of Relevant Amounts. Subject to the provisions of Section 4.9, each Party’s Final Mutual Growth Incentive Payment for a Year shall be calculated based on the Annual Final Calculations of each Party. If the Parties are then in a good faith dispute regarding their respective Annual Final Calculations for that Year, they shall each make any Final Mutual Growth Incentive Payment that they in good faith believe is required and seek to resolve their dispute regarding the disputed portion as soon as possible thereafter.

4.5	Final Mutual Growth Incentive Payment. Upon completion of the calculation process outlined in Section 4.4 for each Year, [***]. Each Party agrees to make any payments required

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by this Section 4.5 through the Airlines Clearing House in accordance with its procedures, within [***]following delivery of the Annual Final Calculations for that Year.

4.6
Interest on Late Payments. If any payment amount hereunder is overdue, and it is determined that a Party owed such amount to the other Party, then the Party owing such amount shall pay interest at the Default Rate on the amount owed to the other Party, from the last date on which the proper payment was due until the date actually paid.

4.7	Interest Accrual. Interest shall not accrue except in accordance with Section 4.6.

4.8
Errors in Calculation of NEA Revenue Amount. If it is determined by the Parties or the auditors that any Annual Revenue Statement was not calculated in accordance with this Agreement or the NEA Standard Accounting Principles (the Year or Stub Period represented by such Annual Revenue Statement, an “Incorrect Year”), then each Party’s Retained Revenue or other payments under this Article 4 shall be restated for each such Incorrect Year and a corresponding correcting payment (a “Correcting Payment”) will be made by the Party that received more than it was due. In addition, the Parties will make any necessary conforming changes to the Base Period Data. [***] A Party that wishes to claim that a Year or a Stub Period is an Incorrect Year shall promptly notify the other Party of its claim in order that discussions among the Parties may be commenced.

4.9	Audit Process; Retention of Records.

4.9.1
Audit Process. From the Effective Date, subject to Applicable Law, each Party agrees to, and agrees to cause its Affiliates and Franchisees to, promptly make available to the other Party’s third party auditors any financial data and other information necessary to perform the calculations required by this Agreement and confirm the accuracy of such Party’s payments in accordance with this Agreement and the NEA Standard Accounting Principles. For the purposes of the foregoing sentence, promptly shall be deemed to mean within ten (10) Business Days with respect to information that is readily available and, with respect to other information, as promptly as reasonably practicable. Neither Party will be required to disclose information to the other Party in breach of any confidentiality obligation to a third party but will disclose it to the other Party’s auditors if required under this Section 4.9 provided that the auditors are subject to confidentiality obligations.

4.9.2
Access. From the Effective Date, for the purposes of Section 4.9.1 upon reasonable notice, and subject to Applicable Law, the Parties shall, and shall cause each of their respective Affiliates and Franchisees to, afford the other Party’s auditors reasonable access during normal business hours upon reasonable prior notice to all of their, and their respective Affiliates’ and Franchisees’ personnel, books and records (including their accounting information and the outputs of their accounting systems), reasonably required to calculate and confirm the applicable financial figures necessary to calculate the Mutual Growth Incentive Payment amounts.

4.9.3	Retention of Records. Each Party shall retain such output and backup as may reasonably be required to verify the calculations of payments due under this

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Agreement, for at least three Years after the end of each Year or a Stub Period, as applicable, and the Base Period indefinitely.
5    TAXES

5.1
Each Party shall be solely responsible for any net or gross income, franchise or gross receipts taxes (or taxes of a similar nature) imposed with respect to any income received or profits recognized for tax purposes by such Party in connection with the transactions contemplated by this Agreement.

5.2
Nothing in this Agreement is intended or shall be construed to constitute a transfer of any assets or to create or establish any legal partnership, joint venture or any other separate incorporated or unincorporated entity or fiduciary relationship among or between the Parties for tax purposes in the United States or any other country where provisions of this Agreement may need to be implemented. Furthermore, unless required by any Applicable Law, no Party will make any tax election, file a declaration and/or statement or tax return which is or may be construed to be inconsistent with or detrimental to the intent of the Parties to not create a partnership for tax purposes in any jurisdiction (whether national, provincial, state or a local subdivision) in any country, nor withhold or deduct tax payments under this Agreement on the assumption that there is a partnership or similar entity. The Parties shall promptly consult from time to time with respect to appropriate disclosure by the Parties and in response to any tax audit, tax appeal, tax litigation or request for a tax ruling in which tax aspects of this Agreement are subject to review. The Parties shall keep each other reasonably informed with respect to material developments regarding any such tax audit, tax appeal, tax litigation or request for a tax ruling. Each Party agrees not to bind the other Party with respect to any tax audit, tax appeal or tax litigation. Without limiting the preceding sentence, each Party shall be considered to have retained such rights and obligations (if any) as are provided for under any Applicable Law with respect to any tax examination, proposed adjustment or proceeding relating to this Agreement.

5.3
Each Party agrees to notify the other Party promptly upon receipt from any governmental tax authority of any notice or request for information relating to this Agreement, or the assessment of any tax relating to this Agreement. The Parties agree to consult with each other in connection with the drafting of responses made to the government tax authority.

5.4
The Parties shall consult on the selection of outside tax counsel and other tax advisors retained to jointly represent the Parties on tax matters relating to this Agreement and the sharing of expenses for the retention of the tax advisor on an equal basis or such other formula that best ensures an equitable allocation of burden as may be agreed to by the Parties.

5.5
Each Party shall have the right to seek the opinion of independent tax counsel relating to this Agreement with the understanding and intent to share information with the other Party as appropriate. Each Party agrees to consult with the other Party prior to disclosing any tax opinion with respect to this Agreement to any governmental tax authority.

5.6	Notwithstanding any provision herein, this Agreement does not change the obligation or liability of either Party to timely collect and remit any transportation taxes, government user

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fees, VAT, security fees or other taxes or government-imposed fees required to be collected from customers in connection with the sale of air transportation.

5.7
In the event one Party pays a tax that the other Party is responsible for under the Mutual Growth Incentive Payment Arrangements, such other Party shall promptly reimburse the Party for taxes paid on its behalf to the extent not creditable or refundable. Advance notice shall be provided to such other Party and applicable documentation of taxes paid.

5.8
The Parties acknowledge and agree that all payments made to a Party under this Agreement will be made without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Applicable Law at the time of payment. The Party that is required to make such withholding (the “Paying Party”) shall: (a) deduct those taxes from such payment; (b) timely remit the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to the recipient Party (the “Payee Party”) on a timely basis following such tax payment; provided, however, that before making any such deduction or withholding, the Paying Party shall give the Payee Party notice of the intention to make such deduction or withholding (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for such Payee Party to obtain reduction of or relief from such deduction or withholding). Each Party agrees to cooperate, and cause its Affiliates and Franchisees to cooperate, with the other Parties in claiming refunds or exemptions from such deductions or withholdings to the extent permitted under Applicable Law, including under any relevant agreement or treaty which is in effect. In the event that a liability is imposed by a taxing authority upon the Paying Party in respect of a failure to withhold taxes on an amount payable or allocable to the Payee Party under this Agreement, the Payee Party shall indemnify and hold harmless the Paying Parties from any and all liabilities, claims and losses with respect to such failure to withhold, provided that (i) the Paying Party shall notify the Payee Party promptly upon the receipt of any claim from a taxing authority which might give rise to an indemnification under this Section 5.8 (although the Paying Party’s delay in promptly notifying the Payee Party shall only reduce the Payee Party’s liability to indemnify the Paying Party to the extent that the Payee Party is prejudiced by such delay); (ii) the Payee Party shall be entitled to participate, at its own expense, and with counsel of its choosing, in the defense of any claim which may give rise to liability under this Section 5.8; and (iii) the Paying Party may not settle any liability with a taxing authority, to the extent such settlement would create a liability for the Payee Party under this Section 5.8, without the prior written consent of the Payee Party, which consent will not be unreasonably withheld, conditioned or delayed. Each Party and any other recipient of payments under this Agreement shall provide to the other Parties, at the time or times reasonably requested by such other Parties or as required by Applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) in the form required by the relevant tax authorities as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

5.9	Notwithstanding anything to the contrary herein, any amounts payable by one Party to the other Party under this Agreement shall be exclusive of value added tax, goods and services

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tax, sales tax, consumption tax and other similar taxes, fees, duties, surcharges or governmental charges (“Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any such payment, the Party making such payment will pay such Indirect Taxes at the applicable rate to the applicable governmental authority or will pay to the other Party any such Indirect Taxes that such Party is required to remit to the applicable governmental authority. Any refund or credit in respect of such Indirect Taxes, shall be for the benefit of the Party bearing the cost of such Indirect Taxes in accordance with the prior sentence. The Parties shall cooperate, and shall cause their respective Affiliates and Franchisees to cooperate, in accordance with Applicable Laws, including providing such information and documents as reasonably requested by a Party to limit any Indirect Taxes to those properly required under Applicable Law or to claim any refund or credit in respect of Indirect Taxes incurred in connection with payments made under this Agreement.
6    TERM AND TERMINATION

6.1
Term. This Agreement will remain in effect for as long, but only for as long, as the NEA Agreement remains in effect and for any wind down period as set forth therein. A Party shall be entitled to terminate this Agreement only in accordance with the NEA Agreement. This Agreement and the NEA Agreement set out the only circumstances in which this Agreement will terminate.

6.2
Effect of Termination. Termination of this Agreement shall be without prejudice to any rights or liabilities that accrued under this Agreement prior to termination. Sections 1.1, 4.9.3, 5, 6.2, 6.3, 7 and Appendix 1 shall survive any termination or expiration of this Agreement.

6.3
Payments upon Termination. If this Agreement terminates, the effective end date for Mutual Growth Incentive Payment Arrangements will be deemed to be the date of the last NEA Route flight’s scheduled departure on the effective date of termination. Following the conclusion of the final quarterly or annual Accounting Period, as applicable, the Parties will calculate the prorated amounts and adjustments for such Accounting Period and determine all payments to be made in accordance with the procedures for determining the Final Mutual Growth Incentive Payment in Section 4.5.

7    MISCELLANEOUS

7.1
The following provisions of the NEA Agreement will apply to this Agreement and are hereby incorporated herein mutatis mutandis: Articles 6 (Confidentiality), 7 (Notices), 8 (Governing Law; Venue), 9 (Consequential Damages), and 10 (Miscellaneous).

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MUTUAL GROWTH INCENTIVE AGREEMENT – EXECUTION PAGE
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the date first above written.
JETBLUE AIRWAYS CORPORATION
By:    /s/ Scott Laurence
Name: Scott Laurence
Title: Head of Revenue and Planning
Date:

AMERICAN AIRLINES, INC.
By:    /s/ Vasu Raja
Name: Vasu Raja
Title: Chief Revenue Officer
Date:

Appendix 1 – Definitions
Appendix 2 – Accounting Principles
Appendix 3 – Deemed Capacity Calculation Information
Appendix 4 – Worked Examples

APPENDIX 1
DEFINITIONS
As used in this Agreement, terms with their initial letters capitalized (or otherwise defined) in the headings, recitals or elsewhere in this Agreement shall have the meanings ascribed to them below (or where otherwise defined) and references herein to Sections shall refer to Sections of the main text of this Agreement unless otherwise noted:
“Accounting One-off Item” has the meaning assigned to such term in Appendix 2.
“Accounting Period” means, as the context requires, (a) a calendar quarter calculated by calendar quarter and cumulatively with all previous quarters during that calendar year; or (b) a Year or a Stub Period, although Year One will be comprised of the partial calendar year measuring from the Implementation Date until the end of the calendar year when the Implementation Date occurs and for the Year in which Mutual Growth Incentive Payment Arrangements ends, the Accounting Period that includes the last day of Mutual Growth Incentive Payment Arrangements will end on (and include) the last day of Mutual Growth Incentive Payment Arrangements. When an Accounting Period pertains to a Current Year or part thereof, it is sometimes referred to as a “Current Period.”
“Adjusted Base Period Short-Haul Services Revenue Amount” has the meaning assigned to such term in Section 2.5.
“Adjusted Base Period Long-Haul Services Revenue Amount” has the meaning assigned to such term in Section 2.7.
“Affiliate” means with respect to any person or entity, any other person or entity, directly or indirectly, as of or after the Effective Date, Controlling, Controlled by, or under Common Control with, such person or entity. Where a Party has an equity interest in another carrier, but does not have Control of the other carrier, the other carrier would not be deemed an “Affiliate.”
“Aggregate NEA Revenue Amount” has the meaning assigned to such term in Section 2.3.
“Agreed Route Distances” means the route distances listed in Appendix 3, which are based upon the Great Circle Distances obtained from the U.S. Department of Transportation’s Bureau of Transportation Statistics.
“Agreement” means this Mutual Growth Incentive Agreement, including all Appendices hereto, as may be amended or modified from time to time in accordance herewith or therewith.
“Airlines Clearing House” means the Airlines Clearing House Inc. or ACH, a clearing house that administers and implements revenue settlement between carriers by reference to the ACH Manual of Procedure.
“Applicable Law” means all applicable laws of any jurisdiction including ordinances, judgments, decrees, injunctions, writs, and orders or like actions of any Competent Authority and the rules, regulations, orders or like actions of any Competent Authority and the interpretations, licenses and permits of any Competent Authority.
“Annual Auditor Report” has the meaning set forth in Section 4.4.2.

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“Annual Excess Amount” has the meaning set forth in Section 4.5.
“Annual Final Calculations” has the meaning set forth in Section 4.4.3.
“Annual Revenue Statement” has the meaning set forth in Section 4.4.1.
“Attributed Proportion” has the meaning assigned to such term in Section 2.9.1.
“Base Period” means a 12-month period beginning [***]
“Base Period Short-Haul Services Capacity” means [***]
“Base Period Short-Haul Services Revenue Amount” has the meaning assigned to such term in Section 2.4.
“Base Period Capacity” means[***].
“Base Period Data” is[***].
“Base Period Long-Haul Services Capacity” means [***]
“Base Period Long-Haul Services Revenue Amount” has the meaning assigned to such term in Section 2.6.
“Base Period Stage Length” has the meaning assigned to such term in Section 2.5.2.
“Base Period Stage Length Adjustor” has the meaning assigned to such term in Section 2.5.1 and 2.7.1.
“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York are required by law to be closed.
“Capacity” means, [***].
“Carrier Reporting Items” means, for the applicable Accounting Period and for each Party, [***]. Unless otherwise specified, each Carrier Reporting Item will be calculated and reportable based on the departure date for the applicable NEA Service to which each such Carrier Reporting Item relates.
“Carrier Surcharges” means any carrier-imposed surcharges that are passenger revenue components collected at the time of ticket sale such as fuel surcharges, security surcharges and insurance surcharges (which in accordance with IATA coding convention would typically be filed as a “YR,” “Q” or “YQ”).
“Codeshare Agreement” shall have the meaning set forth in the NEA Agreement.
“Competent Authority” means any supranational, national, federal, state, county, local or municipal government body, bureau, commission, board, board of arbitration, instrumentality, authority, agency, court, department, minister, ministry, official or public or statutory person (whether autonomous or not) having jurisdiction over this Agreement or either Party, including, for the avoidance of doubt, the United States Department of Justice and the United States Department of Transportation, or any successor thereto.
“Control” (which will be deemed to refer interchangeably to “Controlling,” “Controlled by” and “under Common Control with”) means the power of any person or persons acting as a group, directly or indirectly,

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to direct or cause the direction of the management and policies of another person, group or entity, whether through the ownership of voting securities or by contract or otherwise. Where a Party to this Agreement is a shareholder in another carrier, but absent Controlling other shareholders or being under Common Control with other shareholders in the carrier, the Party cannot unilaterally direct or cause the direction of management and policies of the carrier, then that Party will not be deemed to “Control” such carrier for purposes of this Agreement.
“Correcting Payment” has the meaning assigned to such term in Section 4.8.
“Current Period” has the meaning assigned to such term in the definition of “Accounting Period.”
“Current Period Capacity” means[***].
“Current Period Stage Length” has the meaning assigned to such term in Section 2.5.3.
“Default Rate” shall mean the prime rate of Citibank N.A. in effect on the date such payment was required to be made.
“Equivalent Seats” with respect to an aircraft type (a) means the number of seats specified in Appendix 3 or (b) if not specified in Appendix 3 for a specific aircraft type means the maximum number of high-density Y-cabin seats that can be configured on an aircraft type as provided by the manufacturer and which fall within the following criteria:
[***]For any aircraft type not specified in Appendix 3, each Party will submit a [***] configuration for review by the other Party at least [***]prior to introducing a new aircraft type and the Parties shall agree to the Equivalent Seats for such new aircraft type at least [***] prior to introduction of such new aircraft type. Each submission must include a drawing of the configuration consistent with the criteria herein.
The Equivalent Seats for the NEA Services as of the Effective Date are set forth in Appendix 3 except, for the purpose of determining each Party’s Attributed Proportion, for any NEA Services that are newly introduced by either Party will be initially discounted and the Equivalent Seats will be calculated in accordance with Appendix 3. These shall remain fixed for the term of this Agreement unless otherwise agreed by the Parties in writing.
“European Region” means the region comprised of the member states of the European Union, as well as the United Kingdom, Iceland, Norway and Switzerland.
“Final Mutual Growth Incentive Payment” has the meaning assigned to such term in Section 4.5.
“Franchisee” shall have the meaning set forth in the NEA Agreement.
“Frequent Flyer Program Agreement(s)” shall have the meaning set forth in the NEA Agreement.
“Great Circle Distance” means the shortest distance between any two points on the surface of a sphere measured along a path on the surface of the sphere.

“IATA” means the International Air Transportation Association.

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“IATA Exchange Rate” means the 5-day currency exchange rate as published by IATA. For clarity, IATA publishes exchange rates between the 24th and 28th calendar day of each month. For purposes of this Agreement, the IATA Exchange Rate will be effective for the month following its publication. For example, a rate published on January 25th would be effective for the month of February.
“Implementation Date” shall have the meaning set forth in the NEA Agreement.
“Included Costs” has the meaning assigned to such term in Appendix 2.
“Included Revenue” has the meaning assigned to such term in Appendix 2.
“Incorrect Year” has the meaning assigned to such term in Section 4.8.
“Incremental Capacity” means, [***].
“Indirect Taxes” has the meaning assigned to such term in Section 5.9.
“Long-Haul Service” means[***]
“Long-Haul Services Base Unit Revenue” has the meaning assigned to such term in Section 2.8.2.
“Long-Haul Services Revenue Amount” has the meaning assigned to such term in Section 2.6.
“Lounge Access Agreement” shall have the meaning set forth in the NEA Agreement.
“Mutual Growth Incentive Payment Arrangements” means the methodology, as set out in this Agreement, used by the Parties to settle the Aggregate NEA Revenue Amount.
“Mutual Growth Incentive Payments” means a Party’s Periodic Mutual Growth Incentive Payment or its Final Mutual Growth Incentive Payment, as applicable.
“NEA Airports” means the following airports: Boston Logan International Airport (BOS), John F. Kennedy International Airport (JFK), LaGuardia Airport (LGA) and Newark Liberty International Airport (EWR).
“NEA” shall have the meaning set forth in the NEA Agreement.
“NEA Accounting Manual” has the meaning assigned to such term in Appendix 2.
“NEA Agreement” has the meaning assigned to such term in the Recitals.
“NEA Incremental Revenue” has the meaning assigned to such term in Section 2.9.1.
“NEA Routes” means[***]
“NEA Services” means [***]
“NEA Standard Accounting Principles” means a mutually-acceptable accounting manual that the Parties will develop to further document the accounting policies and principles agreed upon by the Parties regarding Mutual Growth Incentive Payment Arrangements, and any amendments thereto.

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“Net Frequent Flyer Revenue” has the meaning assigned to such term in Appendix 2.
“O&D” has the meaning set forth in Section 3.1.2.
“Operating Carrier” means, with respect to a Service, the Party having operational control of an aircraft used for the Service or the Party whose Affiliate has operational control of an aircraft used for the Service.
“Operating Carrier Services” has the meaning set forth in Section 3.1.
“Payee Party” has the meaning set forth in Section 5.8.
“Paying Party” has the meaning set forth in Section 5.8.
“Periodic Final Calculations” has the meaning set forth in Section 4.1.2.
“Periodic Mutual Growth Incentive Payment” means the excess, if any, of[***].
“Periodic Revenue Statement” has the meaning set forth in Section 4.1.1.
“Related Agreements” has the meaning assigned to such term in Section 1.2 of the NEA Agreement.
“Retained Incremental Revenue” has the meaning assigned to such term in Section 2.9.
“Retained Revenue” has the meaning assigned to such term in Section 2.10.
“Scheduled Passenger Service” means any Service that is published for display and sale to the public (either directly or through industry agents or other approved intermediary parties) in industry schedule information systems and airline/airport operational systems with Service Type “J,” as defined in the IATA Standard Schedules Information Manual, Appendix C.
“Services” means any and all flights operated by a Party or any of its Affiliates and Franchisees.
“Short-Haul Service” means [***]
“Short-Haul Services Base Unit Revenue” has the meaning assigned to such term in Section 2.8.1.
“Short-Haul Services Revenue Amount” has the meaning assigned to such term in Section 2.4.
“Standards” has the meaning assigned to such term in Appendix 2.
“Stub Period” means Year One and any Year that is not a full twelve months due to termination of the NEA.
“Ticketing Carrier” means, with respect to a Service, the carrier whose traffic documents or whose Affiliate’s traffic documents are used to issue a ticket for the Service.
“USD” refers to United States Dollars.
“Year” means a calendar year and excludes a Stub Period. When used to reference a current period, a Year or a Stub Period may sometimes be referred to as a “Current Year.”

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“Year One” means the period from the Implementation Date to (and including) December 31 of that year.

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APPENDIX 2
ACCOUNTING PRINCIPLES
A.    INTRODUCTION
The NEA Standard Accounting Principles is a working document that will evolve over time and may be revised or amended at any time by mutual written agreement of the Parties. The most recently dated NEA Standard Accounting Principles and Appendices 2 and 3 shall collectively constitute the “NEA Accounting Manual.” To the extent of a conflict between the Agreement (including its Appendices) and the NEA Standard Accounting Principles, the Agreement will control.
B.    GENERAL PRINCIPLES
Included Revenue

(i)	“Included Revenue” of a Party shall mean [***]
Included Costs
“Included Costs” of a Party shall mean [***]
(i)
Ongoing Review of Included Revenue and Costs
(i)    The Parties will have a standing functional committee that will meet no less than every twelve months whereby each Party shall identify and size specific initiatives that are expected or are having a material impact on Included Revenue and Costs. The functional committee will consider in good faith any resulting adjustments to the Base Period of the relevant Included Revenue or Cost items. This standing committee would also consider in good faith[***], if either Party determines a review appropriate.
Accounting One-off Items
If an accounting item such as a one-off, non-recurring, accrual, accounting adjustment or prior-year item affects any Party’s [***]and [***]by greater than[***], the Parties agree to discuss the nature of the item and agree in good faith the amount that is appropriate to be included in the Aggregate NEA Revenue Amount and for which Accounting Periods (“Accounting One-Off Item”). Such amount will represent the most accurate accounting of the actual revenues and costs attributed to the NEA from such item for each Accounting Period. Accounting One-Off Items arising after termination of this Agreement, even though they may relate to a Party’s Revenue Amount during the term of this Agreement, shall not be included in either Party’s Revenue Amount or the NEA Revenue Amount.
Interest

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Unless specifically provided for in this Appendix 2, interest receivable (income) or interest payable (expense), capitalized interest or other financing charges shall not be included in or allowed as a deduction from either Party’s Revenue Amount or the NEA Revenue Amount.
Currency Exchange
Each Party’s Included Revenues and Included Costs will be reported in the currencies specified in Appendix 2. Currency treatment for each Accounting Period will be consistent with the Base Period for the relevant category of revenues or costs. Changes to such currency reporting requirements may only be made by mutual agreement of the Parties.

Each Party’s Included Revenues and Included Costs shall be calculated at the end of each Accounting Period in the relevant local currencies and shall be converted from such currencies to USD using the IATA Exchange Rate effective on the first day of each month within such Accounting Period.

For clarity, IATA publishes exchange rates between the 24th and 28th calendar day of each month. For purposes of this Agreement, the IATA Exchange Rate will be effective for the month following its publication. For example, a rate published on January 25th would be effective for the month of February.

For clarity, JetBlue will report all data in USD. Any revenue or expense transaction completed in a currency other than USD will be converted to USD using the conversion rate at the time of sale. American will convert any revenue or expense completed in a non-transactional currency to USD using the conversion rate at the time of sale.

[***]
Standards
It is acknowledged that each Party will use its respective internal standard accounting practices, procedures and methodologies including in relation to costs, rates, amounts, charges and weightings (referred to as the “Standards”) in the allocation of costs and revenues to segments and routes, as laid out in the NEA Accounting Manual. Any material revision to any of the Standards shall be discussed and agreed by the Parties.
Implementation Costs
The costs of implementing the provisions of this Agreement and the Related Agreements shall be [***]
Transaction costs
No amount, unless otherwise agreed by the Parties, shall be included in either Party’s Revenue Amount or the NEA Revenue Amount [***]
Final and Periodic Mutual Growth Incentive Payment

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Any payment made by one Party to the other regarding a Periodic Mutual Growth Incentive Payment or a Final Mutual Growth Incentive Payment or any interest on such payments shall not be included in either Party’s Revenue Amount or the NEA Revenue Amount.
Wind down costs
In the event of termination of this Agreement, each Party shall [***]
Payment under indemnities or termination for change of control
Any payments made by one Party to another and the corresponding receipt by any other Party pursuant to any indemnity or termination for change of control provision of this Agreement or a Related Agreement shall not be included in any Party’s Revenue Amount or the Aggregate NEA Revenue Amount.
Changes in accounting policies
Any effect of the cost of implementing a change in accounting policies on a Party’s results in the Year that such change is made shall not be included in any Party’s Revenue Amount or the Aggregate NEA Revenue Amount.

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APPENDIX 3
CAPACITY CALCULATION INFORMATION
The Parties may update this Appendix 3 from time to time by mutual written agreement without formally amending this Agreement.
Exhibit 1 – NEA Routes
[***]

Exhibit 2 - Agreed Route Distances

Route	GCD (in miles)	Route	GCD (in miles)	Route	GCD (in miles)
[***]	[***]	[***]	[***]	[***]	[***]

The source for Agreed Route Distances for any new routes will be the site administered by the United States Department of Transport which, at the Effective Date is at: http://www.transtats.bts.gov/distance.asp.
Exhibit 3 – Equivalent Seats by aircraft type

Fleet Type	Equivalent-Seats	Fleet Type	Equivalent-Seats
[***]	[***]	[***]	[***]

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APPENDIX 4

WORKED EXAMPLES

The following worked examples using hypothetical figures are provided for illustrative purposes only:

Mutual Growth Incentive Payment Worked Example – Calculating Incentive Payment of 2021
[***]

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